EXHIBIT 21.1

FORCE ENERGY CORP.

LIST OF WHOLLY OWNED SUBSIDIARIES

Name of Subsidiary	Incorporation	Percentage
	Jurisdiction	Owned
Nuance Exploration Ltd.	BC	100%
FRC Exploration Ltd.	BC	100%